Exhibit 99.1
MERCANTILE BANCORP DECLARES QUARTERLY DIVIDEND;
ANNOUNCES ANNUAL MEETING RESULTS
Quincy, Illinois, May 20, 2008 — Mercantile Bancorp, Inc. (AMEX: MBR) announced today that its board of directors declared a quarterly cash dividend of 6 cents per share. The dividend is payable June 16, 2008 to shareholders of record at the close of business on June 2.
At its annual meeting of stockholders held May 19, 2008, shareholders elected eight directors, ratified the appointment of independent auditors and voted against a proposed Equity Incentive Plan. At the meeting, shareholders voted to reelect each of the following as directors for a one-year term: Dan S. Dugan, Ted T. Awerkamp, Michael J. Foster, William G. Keller, Jr., Frank H. Musholt, Dennis M. Prock, Walter D. Stevenson III and James W. Tracy. Each of the nominees received the votes of no fewer than 97 percent of the outstanding shares.
Additionally, stockholders also ratified the selection of the accounting firm of BKD, LLP as the independent auditors of the Company for the year ending December 31, 2008. By a close vote, the stockholders did not approve the proposed Equity Incentive Plan.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, three banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. The company operates a loan production office in Indiana. In addition, the Company has minority investments in 10 community banks in Missouri, Georgia, Florida, North Carolina, Colorado, California and Tennessee. Further information is available on the company’s website at www.mercbanx.com.
Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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